                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                                 PROSOURCE, INC.
                                (Name of Issuer)

                              CLASS A COMMON STOCK
                         (Title of Class of Securities)

                                   743479 10 7
                                 (CUSIP Number)

                                ONEX CORPORATION
                               CANADA TRUST TOWER
                          161 BAY STREET -- 49TH FLOOR
                         TORONTO, ONTARIO M5J 2S1 CANADA
                          ATTENTION: EWOUT R. HEERSINK
                                 (416) 362-7711

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   COPIES TO:

                             JOEL I. GREENBERG, ESQ.
                   KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP
                                 425 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 836-8000

                                  MAY 21, 1998
                          (Date of Event which Requires
                            Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].



                                                              Page 1 of 8 pages.
                                                       Exhibit Index on page __.

                                       13D

------------------------                                ------------------------
CUSIP No.  743479  10  7                                Page   2   of   8  Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Onex DHC LLC
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*
                 WC
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   / /
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
                 Wyoming
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                          - 0 -
   NUMBER OF      --------------------------------------------------------------
    SHARES         8    SHARED VOTING POWER
 BENEFICIALLY             - 0 -
   OWNED BY       --------------------------------------------------------------
     EACH          9    SOLE DISPOSITIVE POWER
   REPORTING              - 0 -
  PERSON WITH     --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                          - 0 -
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           - 0 -
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           - 0 -
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*
                 00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

------------------------                                ------------------------
CUSIP No.  743479  10  7                                Page   3   of   8  Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Onex Corporation
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*
                 AF
                 WC
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   / /
--------------------------------------------------------------------------------
   6 CITIZENSHIP OR PLACE OF ORGANIZATION
                 Ontario, Canada
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER
                          - 0 -
   NUMBER OF      --------------------------------------------------------------
    SHARES         8    SHARED VOTING POWER
 BENEFICIALLY              - 0 -
   OWNED BY       --------------------------------------------------------------
     EACH          9    SOLE DISPOSITIVE POWER
   REPORTING               - 0 -
  PERSON WITH     --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                           - 0 -
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           - 0 -
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           - 0 -
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*
                  CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

------------------------                                ------------------------
CUSIP No.  743479  10  7                                Page   4   of   8  Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Gerald W. Schwartz
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*
                 AF
                 WC
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   / /

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
                 Ontario, Canada
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                          - 0 -
   NUMBER OF      --------------------------------------------------------------
    SHARES         8    SHARED VOTING POWER
 BENEFICIALLY              - 0 -
   OWNED BY       --------------------------------------------------------------
     EACH          9    SOLE DISPOSITIVE POWER
   REPORTING               - 0 -
  PERSON WITH     --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                           - 0 -
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           - 0 -
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           - 0 -
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*
                 IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

------------------------                                ------------------------
CUSIP No.  743479  10  7                                Page   5   of   8  Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Onex OMI  LLC
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   / /
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER
                          - 0 -
   NUMBER OF     ---------------------------------------------------------------
    SHARES        8    SHARED VOTING POWER
 BENEFICIALLY             - 0 -
   OWNED BY      ---------------------------------------------------------------
     EACH         9    SOLE DISPOSITIVE POWER
   REPORTING              - 0 -
  PERSON WITH    ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                          - 0 -
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           - 0 -
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           - 0 -
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*
                  00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D

------------------------                                ------------------------
CUSIP No.  743479  10  7                                Page   6   of   8  Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Onex Ohio LLC
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   / /
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER
                          - 0 -
   NUMBER OF     ---------------------------------------------------------------
    SHARES        8    SHARED VOTING POWER
 BENEFICIALLY             - 0 -
   OWNED BY      ---------------------------------------------------------------
     EACH         9    SOLE DISPOSITIVE POWER
   REPORTING              - 0 -
  PERSON WITH    ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                          - 0 -
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           - 0 -
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           - 0 -
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                         AMENDMENT NO. 3 TO SCHEDULE 13D

         This Amendment No. 3 dated May 22, 1998 to Schedule 13D dated November 25, 1996, as previously amended by Amendment No. 1 thereto dated January 10, 1997 and Amendment No. 2 thereto dated January 30, 1998 (the "Schedule 13D"), relates to the shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of ProSource, Inc., a Delaware corporation (the "Issuer"). Capitalized terms used but not defined herein shall have the meanings given thereto in the Schedule 13D.

         Item 5 of the Schedule 13D is hereby amended as follows:

 Item 5. INTEREST IN SECURITIES OF THE ISSUER.

         On May 21, 1998, pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 29, 1998, among the Issuer, AmeriServe Food Distribution, Inc. ("AmeriServe") and Steamboat Acquisition Corp., a wholly-owned subsidiary of AmeriServe ("Merger Sub"), the merger of Merger Sub with and into the Issuer was consummated, with the Issuer surviving as a wholly-owned subsidiary of AmeriServe. In accordance with the terms of the Merger Agreement, an aggregate of 5,736,956 shares of Class A Common Stock beneficially owned, directly or indirectly, by the Reporting Persons, including
(i) 500,000 shares of Class A Common Stock, and (ii) 5,236,956 shares of Class A Common Stock issuable upon conversion of Class B Common Stock, par value $.01 per share, of the Issuer, were converted into the right to receive $15.00 per share in cash, without interest, for an aggregate of $86,054,340. Accordingly, as of such date, the Reporting Persons ceased to be the beneficial owner of any shares of Class A Common Stock.


                                                              Page 7 of 8 pages.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.
Dated:   May 22, 1998
                                 ONEX DHC LLC


                                 By:   /s/ Donald F. West
                                       --------------------------
                                       Name: Donald F. West
                                       Title:Authorized Signatory


                                 ONEX CORPORATION


                                 By:   /s/ Anthony Munk
                                       --------------------------
                                       Name: Anthony Munk
                                       Title:Authorized Signatory


                                 /s/ Anthony Munk
                                 --------------------------
                                     Authorized Signatory for
                                     Gerald W. Schwartz


                                 ONEX OMI LLC


                                 By:   /s/ Donald F. West
                                       --------------------------
                                       Name: Donald F. West
                                       Title:   Authorized Signatory


                                 ONEX OHIO LLC


                                 By:   /s/ Donald F. West
                                       --------------------------
                                       Name: Donald F. West
                                       Title:   Authorized Signatory


                                                              Page 8 of 8 pages.